Exhibit 99.1

American Dairy Provides 2Q09 and FY2009 Revenue Guidance and Business Update

Year Over Year Infant Formula Revenue Growth of More Than 100% Anticipated in 2Q09

BEIJING and LOS ANGELES, July 13 /PRNewswire-FirstCall/ -- American Dairy, Inc. (NYSE: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today provided preliminary second quarter 2009 revenue results, preliminary full year 2009 revenue guidance and a business update.

American Dairy expects second quarter 2009 revenue to increase by approximately 10% year over year to approximately $41.0 million from $37.3 million, the revenue reported in the second quarter of 2008 from continuing operations.  The corresponding quarterly revenue numbers from continuing operations for the third and fourth quarters of 2008 were $37.2 million and $79.6 million, respectively.  More importantly, sales in the Company’s core infant formula business in the second quarter of 2009 should increase by more than 100% year over year. The Company also provided guidance for full year 2009 revenues of $330-$360 million, representing an annual growth rate of approximately 80% from 2008.

Mr. Jonathan H. Chou, the Company’s Chief Financial Officer comments, “Second quarter 2009 sales performance continues to be strong notwithstanding the run down in inventories in the sales channel caused by newly-mandated SFDA safety disclosures on all food packaging in China to bring them more in line with international standards.  In addition, China Investment Corp. (CIC) data recently reported American Dairy’s Feihe brands market share at approximately 6.4% in China’s infant formula market, as of May 2009.”

Mr. Leng You-Bin, the Company's Chief Executive Officer states, “Our focus in the coming years is to become a top-tier producer of branded infant milk formula products.  I believe we have only just begun to recognize growth in the infant milk formula market, and we recently made investments to help us achieve these market share goals.”

Mr. Liu Hua, Vice Chairman explains, “We intend to achieve this through continued investment in brand awareness of our Feihe brand particularly in Tier 1 cities and other parts of China, while strengthening our existing, dominant presence in the North and East of the country. We will increase our point of sales presence to at least 100,000 retail locations throughout China, up from the 80,000 locations as of today and compared to 50,000 locations at the beginning of 2009.  For example, we increased our distributor base to over 550 from 450 at the start of the year.  We increased our sales force by 50% in six months to 1,500 sales people today compared with 1,000 at the start of the year.  We also invested in additional milk supply, which we control for quality purposes, and now have 10,000 Australian Holstein milk producing cows, up from 8,000 at the start of the year.  We will aggressively manage all of these efforts to drive our market share higher over time, and ultimately create one of the leading infant formula brands in China.”

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People’s Republic of China.  American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries.  Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang.  Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns.  American Dairy has over 200 company-owned milk collection stations, two dairy farms, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China.  For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for its first quarter in 2009, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 1-203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968